UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐           Definitive Proxy Statement
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☐           Soliciting Material Pursuant to §240.14a-12

JIANGBO PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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JIANGBO PHARMACEUTICALS, INC.

25 Haihe Road, Laiyang Economic Development Zone,
Laiyang City, Yantai, Shandong Province, People’s Republic of China 265200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 28, 2011
SUPPLEMENT TO THE PROXY STATEMENT

Dear Stockholders:

On May 31, 2011, Jiangbo Pharmaceuticals, Inc., a Florida corporation (the “Company”) filed a definitive proxy materials relating to its Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 28, 2011 (the “Proxy Statement”). The Company disclosed in its Proxy Statement that on May 23, 2011, Mr. Michael Marks and Mr. John Wang, two of the Company’s independent directors and members of the Audit Committee, notified the Company that for personal reasons, they did not wish to stand for re-election to the Board of Directors (the “Board”) at the Company’s Annual Meeting. On June 6, 2011, the Board of the Company received a letter from Mr. Marks and Mr. Wang informing the Board that effective immediately they are resigning as members of the Board and members of the Audit Committee due to reasons indicated in a letter addressed to the Board a copy of which was filed with the Securities and Exchange Commission on a Current Report on Form 8-K on June 7, 2011. On June 8, 2011, the Board of the Company appointed Dr. George (Guoqing) Zhou to be the chairman of the Audit Committee. Mr. Zhou was appointed by the Board on May 27, 2011 as an independent director of the Company and a member of the Audit Committee as previously disclosed in the Proxy Statement.

This supplement does not modify, amend, supplement or otherwise affect any other matter presented for consideration in the Proxy Statement.

By Order of the Board of Directors,

/s/ Cao Wubo
Cao Wubo
Chairman of the Board of Directors

Dated: June 8, 2011